Exhibit 10.16

STANDING TIME CHARTER

OWNER		CHARTERER

NAME	: Sea Coast Transportation LLC	NAME	: Imperium Renewables, Inc.
ADDRESS	: 2700 W Commodore Way	ADDRESS	: 1418 Third Ave S # 300
CITY, STATE	: Seattle, WA 98199	CITY, STATE	: Seattle, WA 98101
CONTACT	: Michael Myers	CONTACT	: David Kirkpatrick
TELEPHONE	: 206-443-9418	TELEPHONE	: 206-254-0210
FACSIMILE	: 206-343-0424	FACSIMILE	: 206-254-0204
E-MAIL	: mmyers@sea-coast.com	E-MAIL	: david@imperiumrenewables.com

TUG(S)		BARGE(S)

NAME	: TO BE NOMINATED	NAME	: KTC 80
O.N.	:	O.N.	: 643281

NAME	:	NAME	:
O.N.	:	O.N.	:

See Vessel Specifications set forth on Exhibit 1 hereto		See Vessel Specifications set forth on Exhibit 1 hereto

DESCRIPTION OF CARGOES/SERVICES AND SPECIAL AGREEMENTS

Charterer is in the business of developing, marketing, refining and supplying renewable fuels including biodiesel, operates a biodiesel refinery in the Puget Sound area and is in need of transportation services with respect to such cargoes. Owner is a tug and petroleum tank barge operator in the Puget Sound area. The parties acknowledge that the development of and market for renewable fuel and biodiesel is relatively new (but likely to increase), but Owner is not familiar with its characteristics and its equipment may need modification, the necessity of which shall be advised by, and the full costs of which passed to, Charterer.

Without limiting the foregoing, the parties agree to cooperate in the design and installation of a heating system for the Barge tanks appropriate for the transportation of Charterer’s cargoes, with the full costs borne by Owner,. Owner will perform the other required improvements as identified in Exhibit 2 on their own account. In the event that Charterer chooses to extend the term of the hire past the initial Term of 3 years, there will be no additional adjustment for inflation for the daily hire rate in year 4 exclusively.

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SPECIAL AGREEMENTS, continued

It is further acknowledged and agreed that Owner’s equipment may need to be mobilized at Owner’s expense from its/their current location to Seattle before performing hereunder and, in addition, that Charterer’s need for transportation services may be delayed beyond the delivery date identified above for business reasons.

To address these issues, Charterer agrees to notify Owner on April 1st, 2006 of the actual delivery date to be no earlier than August 1st, 2007 and no later than November 1st, 2007. Owner will have been deemed to have met the delivery date if the barge and tug are delivered within 15 days of the date given on April 1st. In the event that Charterer fails to give notice on April 1st, the delivery date will be deemed to be November 1st, 2007. In the event that Charterer is unable to accept delivery by the delivery date Charterer will be responsible for all costs per this contract as if it had accepted delivery. but with Owner to offset Charter Hire per section 4H in the event of 3rd party hire.

Similarly, Charterer may cancel this agreement prior to delivery with at least one hundred twenty (120) days notice and payment to Owner of $100,000 plus any related 3rd party expenses for changes made to the barge on behalf of Charterer if services have not commenced in the event that Charterer’s need for the transportation services contemplated herein are no longer applicable, for business reasons or otherwise, provided, however, that Charterer shall provide Owner with a specific written explanation as to why such needs are no longer applicable.

The aforesaid fees are agreed to be reasonable estimates of the damages Owner will incur under the circumstances described, and shall not be deemed a penalty of any kind or nature whatsoever.

Owner agrees to let and Charterer agrees to hire, on a time charter basis and pursuant to the terms and conditions of this agreement, the Vessels identified above for the purpose of transporting Charterer’s cargoes as described above; the terms Tug, Barge and Vessel(s) shall refer to the Tug(s) and/or Barge(s) identified above and on Exhibit 1 attached hereto and incorporated herein, or substitute therefor, as is consistent with the context in which the term is utilized.

1.      CHARTER TERM

The term of this agreement shall commence upon execution and continue for three (3) years thereafter, with the term to be deemed extended to include completion of any voyage commenced prior to expiration of said term. The term of this agreement shall automatically renew for additional (1) year terms if Charterer gives Owner 90 day notice prior to the end of the Term with Charterer’s right to extend limited to no more than 3 one year extensions.

2.      DELIVERY, REDELIVERY AND TANK CLEANING

Owner shall deliver the Vessels to Charterer on the date/time and at the port agreed for initial delivery, unless reasons beyond Owner’s control prevent or delay the same. At delivery, the Vessels shall have the specifications, capabilities and limitations, including tank capacity and configuration, pumping rates, etc., identified on Exhibit 1. Charterer shall have access to the entirety of the tank spaces of the Barge to transport its cargoes, subject to the specifications, capabilities and limitations, including loadline, stability and safety considerations, applicable to the Vessels. Owner may substitute vessels of similar capabilities, characteristics and capacity from those identified herein upon written notice to Charterer. Charterer shall redeliver the Vessels to Owner at the conclusion of the charter term, after services have been completed and at the port agreed for final redelivery.

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Any tank cleaning required at delivery to make the tanks compatible for Charterer’s cargoes and/or at redelivery due to contamination caused by Charterer’s cargoes or to remove cargoes or retains/residues inconsistent with the customary trade of the Barge shall be at Owner’s expense at delivery and Charterer’s expense at return including the expense of and responsibility for disposal; redelivery shall not be deemed to occur and Barge hire shall continue to accrue until such tank cleaning has been accomplished. Notwithstanding the foregoing, however, and at Owner’s election and upon notice from Owner that Charterer’s last cargoes/retains are compatible with Owner’s next use of the Barge, Owner shall accept responsibility for tank cleaning and all tank retainages shall be transferred to Owner at redelivery.

3.      SCHEDULING AND MAINTENANCE

Owner and Charterer shall meet promptly following execution of this agreement, and well in advance of any performance of services hereunder, to discuss the nomination of loading and discharging ports, cargoes and scheduling, including Charterer’s delivery needs and Owner’s maintenance requirements, with cargoes and the loading port and date for the initial voyage hereunder to be agreed as early as reasonably possible following execution of this agreement. Thereafter and for the duration of the charter term, parties shall regularly meet in person or communicate by facsimile, telephone and/or e-mail, at least weekly, to schedule/confirm cargoes, ports and date for the voyages to be performed. Scheduling shall take into account the capabilities of the Vessels, distances and routine fortuities such as weather and tide, as well as Charterer’s delivery needs and Owner’s maintenance requirements.

Owner shall be entitled to two hundred eighty eight (288) hours for scheduled and planned maintenance for each Tug/Barge unit each twelvemonth period during this agreement, which maintenance time shall be scheduled in advance pursuant to the foregoing provisions, with hire to continue to accrue as to such Vessels during the allotted maintenance time. In the event that the full 288 hours has not been used, up to 144 hours and no more than 144 hours may be rolled over to the next year for scheduled and planned maintenance. In each instance, Owner shall promptly return the Vessel to service following completion of maintenance. Charterer has the right to dispatch its technical representative periodically to observe any maintenance activities.

During the term of this agreement, Owner shall keep Charterer informed as to the locations of the Vessels while performing hereunder on at least a daily basis.

4.      HIRE, CHARGES AND PAYMENT

A.     Hire. Charterer shall pay hire for use of a Tug/Barge unit hereunder at the rate of $13,600 US per day or any part thereof. Hire for the Tug(s) and Barge(s) shall accrue continuously for the full charter term, i.e. from initial delivery until final redelivery, as set forth herein, unless the accrual of hire for such Vessel(s) is/are excused pursuant to the terms and conditions set forth herein.

B.     Partially Crewed Rate. In the event that Charterer gives Owner at least seven (7) days advance notice that it will not be needing a Tug for seven (7) days or more, Owner shall reduce the crew on such Tug to _two persons and the hire rate applicable to such Tug shall be reduced by $2,500 US per day, with regular Tug hire rate to again become applicable upon Charterer’s request that the Tug return to service.

C.     Fuel and Lubricants. Fuel and lubricants consumed by the Vessels shall be separately paid/reimbursed by Charterer in addition to hire. The quantities of fuel aboard each Vessel shall be gauged at delivery and redelivery in order to determine benchmarks for such payment/reimbursement, which shall be upon an actual cost basis. Owner agrees that Charterer may provide it’s own fuel, biodiesel, to be used in blends up to 20%, B20, for use with the barge and tug. In the event that additional maintenance is required due to the use of Charterer’s fuel verified by an independent party, Charterer will bear the costs of such additional maintenance.

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D.     Breakdown. Charterer’s obligation to pay hire applicable to a Vessel shall be suspended when such Vessel is broken down or otherwise unavailable to provide service without prior notice and planning as in section 3 above for a period of twenty-four (24) hours continuously with Owner having failed to substitute, with such suspension to be retroactive to the beginning of said twenty-four (24) hours. After any such suspension, hire shall resume upon return of the Vessel to service. A Barge will be deemed unavailable if tankermen are not present to conduct transfer operations when required.

E.     Annual Escalation. Vessel hire (Tug and Barge) shall be subject to an annual escalation effective on the anniversary of the date when this agreement was executed, as follows: ______________________________________________________________________________________ ___ based on 12 month trailing CPI Index Western Urban (CUUR0400SAO, CUUS0400SAO). ___ ______________________________________________________________________________________ ______________________________________________________________________________________ ______________________________________________________________________________________

F.     Other Cost Increases. Any increase in operating costs/expenses incurred by Owner during the term of this agreement and directly resulting from federal, state and/or local laws, statutes and/or regulations applicable to the operation of the Vessels shall be reimbursed by Charterer as set forth in this provision. Such increased operating costs and expenses shall include, but not be limited to those applicable to manning, duration of voyages (including additional procedures applicable to the Vessels or their loading or discharging which extends the duration of voyages), financial responsibility requirements; changes in terminal procedures/requirements, installation of additional systems or other equipment on the Vessels and/or mandatory modification, retrofitting and/or upgrade of the Vessels. Notwithstanding the foregoing, however, no such costs shall be incurred by Owner without prior notification to Charterer of the new law, statute or regulation and explanation to Charterer of the financial impacts of the same.

Any such increase in operating costs/expenses shall be at Owner’s actual cost thereof without markup or surcharge and invoiced on a current basis promptly following Owner’s actual payment, with payment due as set forth below. However, any such increase in operating costs/expenses not invoiced to Charterer within sixty (60) days following Owner’s actual payment shall be deemed waived.

In addition, should the foregoing increases in operating costs/expenses exceed seven percent (7_%) during any annual period as proven by independent 3rd party, and should Owner request that such increases be passed to Charterer, Charterer shall have the option to terminate this agreement upon sixty (60) days advance notice to Owner.

G.    Insurance Cost Increase. In addition, if Owner’s hull and/or P&I insurance rates increase for the tug and barge being used by Charterer more than the PPI & EE Index applicable to Owner’s main office as a result of general market rate increases, Charterer will reimburse Owner for one hundred percent (100%) of said increase; however, any increase in Owner’s insurance rates based upon claims shall be absorbed by Owner. Owner shall have the responsibility for providing Charterer with reasonable documentation segregating any insurance rate increase. Owner agrees to share with Charterer the benefit of any decrease in insurance rates as a result of general market rate decreases.

H.     Third Party Business. Owner shall be at liberty to solicit business from third parties for the Tugs and Barges when not scheduled/utilized by Charterer. If Owner finds that third party business is available and wishes to use the Vessel(s) chartered hereunder, it shall inform and discuss the matter with Charterer in order to determine whether such will interfere with the transportation services being provided for Charterer. Owner shall not

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proceed with the third party business without Charterer’s consent, but Charterer’s consent shall not be unreasonably withheld. In the event that Owner performs any such third party business with the Vessels, as set forth in this paragraph, Charterer shall remain responsible for the payment of hire and the costs of fuel and lubricants for such Vessels as set forth herein but the net revenue to Owner for such third party business shall be shared equally with Charterer on a 50/50 basis.

I.       Charges. Charterer shall be responsible for all charges and expenses accruing during the charter term and relating to the Vessels, cargoes and/or services hereunder, including without limitation all environmental, customs, port, harbor entrance, dockage, wharfage, pilotage, assist towage, loading/unloading and similar fees and charges. All spill response association reporting, charges and assessments shall be for Charterer’s account. Any taxes, other than taxes applicable to Owner by virtue of receipt of hire, shall be Charterer’s responsibility and paid/reimbursed by Charterer. To the extent Owner arranges or advances payment for any of the foregoing fees, charges or expenses which have been allocated to Charterer, it does so as agent for Charterer and Charterer shall promptly reimburse Owner for the same.

J.      Invoice, Payment and Interest. Hire shall be due and payable monthly in advance, on the first day of each month. All payments shall be made in U.S. currency without deduction or setoff by wire transfer to Owner’s account or as otherwise requested by Owner. Sums which are due but which have not been paid shall accrue interest at the rate of one percent (1%) per month from date due until paid in full.

5.      OWNER’S WARRANTIES AND PERFORMANCE

A.     Warranties. Owner shall use due diligence to deliver the Vessels in a seaworthy condition, equipped and manned sufficiently for the intended services and with all documentation, licensing and permits required for their routine operation. Owner shall perform services hereunder with due dispatch, but makes no warranty as to arrival/departure times. Owner warrants that the tug and barge when fully loaded and underway will operate at a speed of no less than six knots per hour as further defined in Exhibit 1. Other than the foregoing, neither Owner nor the Vessels shall be held to any warranty whatsoever, express or implied, including any absolute or other warranty of seaworthiness, any warranty of fitness/suitability for any purpose/use, or any warranty of workmanlike service.

B.     Exclusive Control. Owner shall man, navigate, victual, operate, repair and supply the Vessels, and have exclusive control over the Vessels subject to Charterer’s general directions as to cargo operations; Charterer shall advise Owner of ports, schedules and cargoes, but the manner and means of performance shall at all times be left to the judgment, discretion, direction and control of Owner and the master of the Tug.

C.     Liberties. Owner shall be at liberty as to routes, speeds and towing arrangements, may sail with or without pilots, may be towed or engage assist towage and/or may call at any port/place to replenish fuel, oil, stores or other necessaries and/or make repairs. Owner may deviate in attempt to save life or property at sea, but shall not leave the Barge unattended unless in a safe position. Any salvage award applicable to the Vessels shall be shared equally by the parties after deduction of actual expenses and/or physical damages to property suffered by a party as a result of the salvage effort.

D.     Legal Compliance. Owner shall utilize best efforts to comply with all federal, state and local laws applicable to the operation of its Vessels hereunder and to remain abreast of any changes to such laws. Owner has MTSA security and OPA-90 spill/emergency response plans for the Vessels and shall at all times comply with the provisions of such plans and the legal requirements applicable to such plans. Owner shall maintain

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membership in the American Waterways Operators Responsible Carrier Program and ISO 1400 certification during the full term of this agreement.

E.     Drug and Alcohol Program. Owner has a drug and alcohol abuse policy applicable to Vessel crewmembers which meets or exceeds the standards of the U.S. Coast Guard; the testing and screening of Vessel crewmembers includes reasonable cause testing, random testing, pre-employment testing and testing during routine medical examinations. Owner shall maintain and comply with this policy during the full term of this agreement.

F.     Loading/Discharging. Owner and its tankermen shall be responsible for the loading and discharging of cargoes to/from the Barge.

6.      CHARTERER’S WARRANTIES AND PERFORMANCE

A.     Warranties. Charterer warrants that the Vessels shall be able to enter into, operate and be shifted within, lie at and depart from each port/place that Charterer owns or controls and berth safely afloat at all times, seasons and stages of tide, and that the Vessels shall not be required to force or break ice. Owner shall have discretion to hold off, refuse to enter or proceed at any time if there is reasonable belief that injury to persons or loss/damage to Vessel(s) or cargoes may result, with Owner to promptly notify Charterer in such an event and thereafter await Charterer’s instructions as to alternate routes and/or ports/places.

B.     Inspection. Charterer shall be responsible for inspecting the Vessels prior to delivery to determine their suitability and fitness for service, with Charterer to note any deficiencies in writing to Owner prior to loading any cargoes. Upon Charterer’s acceptance of the Vessels or loading any cargoes, whichever shall first occur, Charterer shall be deemed to have accepted the Vessels, including their fittings, gear and equipment, as being in all respects suitable and fit for service under this agreement.

C.     Lawful Carriage. Charterer shall not request the Vessels be employed in any unlawful carriage or trade whatsoever, and Charterer shall not provide any unlawful cargoes nor cargoes the carriage of which would violate any law, statute or regulation.

D.     Ports of Call. Charterer shall be responsible for arranging berth and access for Owner and the Vessels at all ports/terminals of loading/discharging hereunder, at its expense, with such to be included within the scheduling described in section 3, above.

E.     Cargo Documentation. Charterer shall be solely responsible for all cargo manifests, stowage plans, receipts, invoices, bills of lading and other documentation relating to its cargoes. Charterer shall be responsible for dealing with all shippers, consignees and owners of the cargoes as well as with any other person or entity having any interest in, or making claim to, through or with respect to, its cargoes. Upon specific request from Charterer, the Tug’s master may execute bills of lading for the cargoes, in which event it is specifically agreed that the master does so as authorized agent of Charterer and that Charterer shall indemnify and hold Owner and the master and Vessels harmless from any loss, damage, expense, claim, liability and/or suit arising out of or relating to the execution of any such bill of lading by the master.

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F.     Ultra Low Sulfur Distillate Carriage. It is acknowledged and agreed that Owner shall rely upon Charterer’s or sub-charterer’s registration(s)/licensing and Quality Assurance and Testing Program with respect to the Clean Air Act and the Environmental Protection Agency’s (EPA’s) National Clean Diesel Campaign (NCDC), including without limitation the EPA’s gasoline sulfur program set forth at 40 C.F.R. Part 80 as well as any similar state and/or local program. Charterer shall maintain appropriate registration(s)/licensing with the EPA and/or any applicable state agency, as required, and shall maintain a Quality Assurance and Testing Program meeting the requirements of 40 C.F.R. 80.400 as well as any similar state and/or local program. Charterer shall be responsible for all baselines, testing and specifications relating to its cargoes, and for compliance with any federal, state and/or local sulfur content or similar program requirements.

Charterer warrants that the cargoes tendered shall meet all applicable federal, state and local sulfur content and related environmental standards, including EPA/NCDC and state agency standards, whether under a geographical phase-in program or otherwise, and whether at loading, discharging or otherwise. Charterer shall advise Owner in writing and in advance whenever ultra low sulfur distillate (ULSD) is tendered for transportation. Upon receipt of such notice, Owner shall advise Charterer of the cargoes previously transported in the Barge and, if requested by Charterer, the Barge tanks, pumps, wells and pipelines will be inspected and cleaned to Charterer’s satisfaction and to meet ULSD standards, with the costs and expenses associated therewith, including disposal of residues, to be for Charterer’s account unless otherwise agreed by Owner.

Charterer shall be responsible for reporting cargo volumes, etc. as required by the EPA, NCDC and/or any state or local governmental authorities, including without limitation under EPA’s “Designate & Track” program. Charterer shall furnish Owner with any required “Product Transfer Document” forms necessary for such reporting and/or the loading, transportation or discharging of cargoes. Upon specific request from Charterer, Owner’s personnel may assist with such documents, including coordination between the Barge and facility, under the condition precedent that all such assistance shall be performed as authorized agent of Charterer and at Charterer’s risk and expense.

7.      PERIODS OF RESPONSIBILITY AS TO CARGOES

Owner shall tender the Barge for loading as scheduled and agreed by the parties, whereupon Charterer shall load the cargoes by shore pump or gravity feed, as applicable. Owner shall receive the cargoes as they pass the Barge riser, or if Owner provides the hose and makes the hook-up connections at the Barge riser and shore riser, as the cargoes pass the shore riser. Carrier, defined as the Owner, shall thereafter be responsible for distribution, stowage and transportation of the cargoes aboard the Barge to the port/place of delivery. Carrier’s responsibility shall terminate at the port/place of delivery as the cargoes being discharged pass the Barge riser, or if Carrier provides the hose and makes the hook-up connections at the Barge riser and shore riser, as the cargoes pass the shore riser. Discharge shall be accomplished by Barge pumps.

Charterer shall be responsible for the cargoes at all times before and all times after the period of responsibility allocated to Owner in the paragraph immediately above.

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8.      LIABILITY AND INDEMNITY

A.     Liability Allocation.

(1).  Owner. Owner shall be solely responsible for all loss, damage, expense, claim, liability, suit, fine and/or penalty applicable to:

(a).  the Vessel(s), Owner’s personal property and Owner’s employees, howsoever caused and even if resulting from the negligence or other legal fault of Charterer; and

(b).  any release or discharge of cargoes during the period of responsibility allocated to Owner in section 7, above.

(2).  Charterer. Charterer shall be solely responsible for all loss, damage, expense, claim, liability, suit, fine and/or penalty applicable to:

(a).  the cargoes (including shortage, contamination, failure to deliver and misdelivery as well as general average and salvage charges), Charterer’s personal property and Charterer’s employees, howsoever caused and even if resulting from the negligence or other legal fault of Owner and/or the unseaworthiness of a Vessel; and

(b).  any release or discharge of cargoes before or after the period of responsibility allocated to Owner in section 7, above.

(3).  Both. As to any matter not specifically addressed in this agreement, each party shall be responsible for all loss, damage, expense, claim, liability, suit, fine and/or penalty to the extent of its proportionate degree of fault or legal liability.

B.     Indemnification. Each party agrees to indemnify and hold the other party harmless (including costs and legal fees) of and from any loss, damage, claim, liability, suit, fine and/or penalty allocated to it pursuant to subsection A, above, and/or elsewhere in this agreement. In furtherance of the foregoing indemnification agreement, each party shall waive any immunity from suit and/or exclusivity of remedy afforded by any workers’ compensation act or similar law.

9.      INSURANCE REQUIREMENTS

A.     Owner. Owner shall, at its expense including the costs of premiums, deductibles and all other policy related charges, cause to be procured and maintained the following insurances for the full duration of the charter term:

(1).  hull and machinery insurance upon the Vessels pursuant to Pacific Coast Tug/Barge Form (1979), or equivalent, to the full actual market values thereof;

(2).  protection & indemnity insurance, including coverage for pollution/environmental liability, pursuant to a standard protection & indemnity club entry but in no event less than One Billion dollars; and

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(3).  workers compensation and employers liability insurance upon its employees, extended to include coverage under the Longshore Act as well as applicable state acts, with statutory limits for workers compensation and limits of at least $1,000,000 for employers liability.

B.     Charterer. Charterer shall, at its expense including the costs of premiums, deductibles and all other policy related charges, cause to be procured and maintained the following insurances for the full duration of the charter term:

(1).  all risk cargo insurance upon all cargoes to be transported hereunder, including coverage for contamination and shortage, to the full delivered values thereof including the costs of freight and insurance;

(2).  charterer’s legal liability insurance, specifically extended to cover this agreement and Charterer’s contractual obligations hereunder, with minimum limits of $5,000,000 per occurrence; and

(3).  pollution/environmental liability insurance, including coverage for damages, cleanup and restoration costs, sufficient to provide coverage for Charterer’s responsibilities and liabilities under this agreement, including without limitation those allocated to Charterer in subsection 8.A(2)(b), above.

C.     Insuring Conditions. Owner shall be named as an additional assured upon the cargo policy identified at subsection B(1), above. All policies shall be specifically endorsed to provide a waiver subrogation as to the non-procuring party and to require thirty (30) days written notice to both parties in the event of any decrease in limits, cancellation, non-renewal or other material change in policy terms and/or conditions. All insurances shall be upon forms and with underwriting security acceptable to the non-procuring party. Prior to commencement of services, each party shall provide the other with certificates of insurance or complete copies of policies, as may be requested, confirming that the insurances as required above.

D.     Failure of Insurance. Each party shall indemnify and hold the other party harmless (including costs and legal fees) from any policy deductible, premium or charge allocated to it, from the failure to provide an insurance as required, from the failure (for any reason) of any such insurance, and/or from any other breach of the insurance requirements set forth in this agreement. It is agreed that the foregoing indemnification agreement shall cover, as well, any failure resulting from breach of warranty or other policy condition.

10.   GENERAL AVERAGE

General average shall be adjusted, stated and settled according to York-Antwerp Rules 1994, excluding Rule B, at a port or place selected by Owner, and as to matters not provided for by said Rules according to the laws and usage at the Port of Seattle, with the Vessels not to be deemed in a common maritime adventure unless each such Vessel is actually and directly exposed to a common peril; a Vessel is not in common peril with another if by disconnecting from such other Vessel it is in a position of safety or ceases to be actually and directly exposed to such peril. For purposes of said Rules, the parties acknowledge that the cargoes are carried in accordance with the recognized custom of the trade.

To the extent required by Owner, average agreement, bond and additional security shall be furnished by Charterer prior to any discharge/release of cargoes. Any cash deposit shall be payable in U.S. currency, remitted to an average adjuster of Owner’s choosing and held in a special account in the adjuster’s name, with interest thereon to become a part thereof pending settlement of general average.

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In the event of accident, danger, damage or disaster, before or after commencement of a voyage, resulting from any cause whatsoever, whether due to negligence or not, and for which or for the consequences of which Owner is not responsible by statute, contract or otherwise, the cargoes and Charterer shall contribute with Owner and the Vessels in general average to the payment of any sacrifices, losses or expenses of a general average nature that may be made or incurred, and shall pay salvage and special charges incurred with respect to the cargoes. The contribution of cargoes and Charterer to general average shall be paid to Owner even when such average is the result of fault, neglect or error of the master, pilot or crew. If a salving ship is owned/operated by Owner, salvage shall be paid for as fully and in the same manner as if such salvage ship belonged to strangers.

11.   BOTH TO BLAME

In the event of cargo damage resulting from collision, if the Vessels or either of them should collide or come into contact with another ship or object as a result of the negligence of the other ship or object and any act, neglect or default of master, mariners, pilot or servants of Owner in the navigation, management or maintenance of the Vessels, Charterer shall indemnify Owner and the Vessels from and against all loss and liability to the other or non-carrying ship, her owners and any third parties insofar as such loss and liability represents a loss of, damage to or any claim whatsoever of Charterer, the owners of the cargoes and/or their underwriters, paid or payable by the other or non-carrying ship, her owners or third parties to Charterer, the owners of the cargoes or their underwriters and set off, recouped or recovered by the other or non-carrying ship, her owners or any third parties as a part of their claim(s) against Owner and/or the Vessels. The foregoing shall apply when the owners, operators or those in charge of any ship or object other than or in addition to those colliding are at fault with respect to such collision or contact.

12.   FORCE MAJEURE

Neither party shall be responsible for delay or inability to perform caused by: acts of God; perils of the sea; adverse weather conditions; errors in the navigation or management of a Vessel; breakdown or defects in the hull, machinery, equipment, hawsers or lines of a Vessel not resulting from a lack of due diligence to make the Vessel seaworthy at commencement of voyage; strikes and/or labor troubles; war; restraint or seizure by government or belligerent party; act of terrorism; riot or civil commotion; theft or pilferage; epidemic; quarantine; embargo; deviation in attempt to save life or property at sea; fire or explosion; and/or any other cause which is beyond the actual direct control of a party.

13.   CONSEQUENTIAL DAMAGES

Neither Owner, Charterer nor the Vessels shall be responsible for any special or consequential damages of any type or nature whatsoever, including, without limitation, extra expense, loss of earnings, loss of profits, loss of use and business interruption, whether resulting from negligence, unseaworthiness, breach of this agreement or otherwise, even if the possibility of such damages may have been foreseeable.

14.   LIMITATION OF LIABILITY

This agreement is not a personal contract nor shall it otherwise operate to prohibit or deny any party the benefits of any limitation of or exemption from liability afforded to shipowners by statute or rule of law.

15.   EXTENSION OF BENEFITS

All exceptions to, exemptions from, defenses to, immunities from and limitations upon liability granted to a party, whether by operation of this agreement or applicable law, shall be deemed automatically extended to and for the benefit of: all lawful business entities parent to, subsidiary of, affiliated with and/or under the management or control of that party as well as the shareholders, members, managers, officers, directors, employees and agents of each such entity; and all Vessels provided by that party under this agreement, including its/their owners, demise charterers, managers, operators, masters, officers and crew.

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16.   TERMINATION

A.     Owner. Owner may terminate this agreement upon Charterer’s failure to pay hire, charges or any other amount when and as due under this agreement thirty (30) days following written notice to Charterer of such failure to pay.

B.     Charterer. Charterer may terminate this agreement in the event the Vessels or either of them breaks down or is otherwise unable to perform outside of planned and scheduled maintenance hereunder for a continuous period of twenty (20) days, with Owner having failed to provide a substitute or otherwise resume performance; in such an event, hire shall continue until the Vessels have returned to the redelivery port/place or for such period of time routinely required for the Vessels to return to such port/place, whichever is less.

C.     Automatic. This agreement shall terminate automatically upon the filing of any type of bankruptcy, the making of a general assignment for the benefit of creditors, the appointment of any type of receiver and/or the filing of any type of petition for reorganization or bankruptcy by or against either party.

17.   LIENS

Charterer shall not create or suffer to exist any lien whatsoever upon the Vessels or either of them. Charterer shall indemnify and hold harmless (including legal fees and costs) Owner of and from any lien upon the Vessel(s) arising out of the acts or omissions of Charterer; should the Vessel(s) be arrested or detained by reason of any such lien arising out of the acts or omissions of Charterer, Charterer shall, at its risk and expense, take all reasonable steps to secure the prompt release of the Vessel(s) including without limitation establishment of appropriate security and/or bonds.

18.   CONFIDENTIALITY

Each party agrees that information which it receives from the other party with respect to this agreement, including without limitation Owner’s hire rates and Vessel specifications as well as Charterer’s cargoes, customers and procedures, shall be kept confidential and not disclosed to any other person or entity.

19.   ASSIGNMENT AND SUBCHARTERING

Neither party may assign this agreement without the prior written assent of the other party. Charterer shall not subcharter the Vessels or either of them without the prior written assent of Owner.

20.   LAW, JURISDICTION AND VENUE

This agreement shall be governed by the general maritime law of the United States, or by the laws of the State of Washington in the event there is no applicable general maritime rule of law. The parties hereby submit to the exclusive personal and subject matter jurisdiction of the United States District Court located in Seattle, Washington with respect to any dispute arising out of this agreement, with the substantially prevailing party entitled to recover its reasonable legal fees and costs.

21.   COUNTERPARTS AND EXECUTION

This agreement may be executed in counterparts and/or by facsimile or other electronic exchange of signatures, with all such counterparts deemed the same single agreement and all signatures exchanged by facsimile or other electronic means deemed equivalent to original signatures.

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22.   INTEGRATION AND CONSTRUCTION

This agreement, including Exhibit 1 hereto, constitutes the entire agreement between the parties and expressly supersedes all prior and contemporaneous agreements, written and oral. This agreement shall not be modified or appended except through a writing signed by both parties. This agreement shall be construed neutrally, and as the commemoration of the mutual assent of both parties, rather than for or against a party.

DATED THIS 20TH DAY OF NOVEMBER, 2006.

OWNER: Sea Coast Transportation, LLC	CHARTERER: Imperium Renewables, Inc.

/s/ Michael Magill	/s/ John Plaza
Authorized Signature	Authorized Signature

Michael Magill Vice President	John Plaza President
Printed Name and Title	Printed Name and Title

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EXHIBIT 1

VESSEL SPECIFICATION

OWNER AGREES TO PROVIDE A TUG WITH THE FOLLOWING SPECIFICATIONS:

A)    HORSEPOWER

A.     TUG WILL HAVE A HORSEPOWER NOT LESS THAN 3000 HP

B)    FUEL CONSUMPTION

A.     TUG’S FUEL CONSUMPTION WILL NOT EXCEED 4,000 GALLONS A DAY WHEN UNDER FULL POWER

C)    SPEED

A.     TUG’S AVERAGE SPEED WILL NOT BE LESS THAN 6 KNOTS WHEN FULLY LADEN AND NOT LESS THAN 8 KNOTS WHEN RUNNING EMPTY. (SEACOAST TO INSERT WEATHER PROVISIONS FOR ABNORMAL WEATHER CONDITIONS)

BARGE SPECIFICATIONS ATTACHED.

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EXHIBIT 2

REQUIRED IMPROVMENTS

THE FOLLOWING LIST OF IMPROVEMENTS WILL BE COMPLETED ACCORDING TO PRUDENT INDUSTRY STANDARDS PRIOR TO EQUIPMENT BEING DELIVERED TO CHARTERER. OWNER WILL PROVIDE SPECIFICATION FOR WORK TO BE PERFORMED TO BE APPROVED BY CHARTERER PRIOR TO WORK COMMENCING.

1. Vessel is to be presented at time of delivery and charter on-hire survey in a condition suitable for the service intended and having had all external surface active corrosion and localized coatings breakdown fully adressed and repaired so as to meet the highest cosmetic and safety standards that might apply in West Coast Terminals to be utilized over the term of the agreement.

The servicing and maintenance of the external coating systems on the vessel from the waterline to the deck edge and the entire main deck, side shell to side shell, bow to stern inclusive of fittings, foundations, deck houses, hose racks and piping should be subjected to a full commercial blast (SSPC-6) with spot blasting in localized areas of active corrosion or rust to near white (SSPC-10). Spot blasted areas should be coated with one touch up coat of A/C and the entire blasted area, side shell and main deck inclusive of houses, fittings and attachments should have one full coat A/C and one full finish coat of paint applied. Ameron 235 or equal Marine Coatings for a system that will last thru the charter term and any possible extensions.

2. A suitable oil fired (Biodiesel Capable) cargo heating system shall be fitted to be able to maintain the designated cargoes at or above 80 degrees farenheight and be so arranged to facilitate recirculation of cargo during heating prior to discharge. The heating system fitted can be attached to existing coils in the compartments if said coils are proven to be tight and servicable, or an alternative on deck modular recirculating heating system can be substituted. All systems fitted must fully comply with all applicable USCG and ABS rules.

Vessel owner must warrant that the loading of Biodiesel at the terminal prior to departure at 200 degrees F will not in any way damage the vessel or its fitted pumping and piping systems.

3. Vessel Owner shall conduct an Electrical Load Analysis to verify that all fitted and planned systems can be supported by the existing diesel generators. In the event that changes, repairs, upgrades or modifications are required to support the charterers defined operations, said scope of work must be accomplished prior to delivery and on-hire survey. Reports of operational load testing and/or electrical load calculations shall be submitted fo acceptance by Charterers Technical Representative prior to on-hire date.

4. Should additional load requirements require the installation of increased generating capacity, this modification shall be treated as in item 3 above.

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5. Marine standard,USCG approved battery powered running lights (Perco or equal) shall be fitted prior to delivery and on-hire. Operation of same shall be demonstrated as part of the on-hire survey.

6. All fitted or added cargo system piping and stripping system valves shall be hydrostatically tested and proved to be tight and leak free when closed and free of leakage at flange and stem packing gland when open. Tests and records of same shall be presented prior to delivery and on-hire survey.

7. The fitted air powered deck mooring and anchor windlass system is to be fully tested for operational readiness under load so as to verify sufficient capacity of existing air compressors and to verify sufficient electrical power supply as the combined systems operate.

The air controls and operating valves are to be fitted with drains and lubrication points to support operations in cold, northwest climates.

Reports and records of system servicingm maintenance and modifications made are to be presented prior to delivery and on-hire survey.

NOTE: All systems listed above and all fitted systems fitted on the vessel at time of delivery are subject to inspection, operational testing and acceptance by the Charterers Technical Representative at time of on-hire survey.

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